Exhibit 99.1

HCP TO ACQUIRE THE REAL ESTATE ASSETS OF HCR MANORCARE, INC. FOR $6.1 BILLION

LONG BEACH, CA — December 13, 2010 — HCP (NYSE:HCP) announced that it has signed a definitive agreement to acquire substantially all of the real estate assets of privately-owned HCR ManorCare, Inc. (“HCR ManorCare”), for a purchase price of $6.1 billion.  The consideration for the purchase will consist of the following:

•                  $3.528 billion in cash;

•                  $1.72 billion reinvested from the payoff of HCP’s existing debt investments in HCR ManorCare (original cash investment of $1.49 billion); and

•                  $852 million in HCP common stock issued directly to the shareholders of HCR ManorCare (a fixed 25.7 million shares, or, at HCP’s option, a cash equivalent to the currently agreed value of those shares).

HCP will acquire from HCR ManorCare 338 post-acute, skilled nursing and assisted living facilities located in strong markets with high barriers to entry.  The facilities are located in 30 states, with the highest concentrations in Ohio, Pennsylvania, Florida, Illinois and Michigan.

HCR ManorCare and its affiliates will continue to operate the assets pursuant to a long-term triple-net master lease supported by a guaranty from HCR ManorCare.  In addition, HCR ManorCare will grant HCP an option to acquire a 9.9% interest in HCR ManorCare for an additional purchase price of $95 million.

The triple-net lease with HCR ManorCare will provide for rent in the first year of $472.5 million, an amount representing a 1.5x EBITDAR coverage ratio.  The rent will increase by 3.5% per year after each of the first five years and by 3% for the remaining portion of the fixed term.  The properties will be grouped into four pools, and HCR ManorCare will have a one-time extension option for each pool with rent increased for the first year of the extension option to the greater of fair market rent or a 3% increase over the rent for the prior year.  The pools will have initial terms ranging from 13 to 17 years, and if the extension terms are exercised the total available term of the lease will range among pools from 23 to 35 years.

HCP has obtained a commitment for a bridge loan in an amount up to $3.3 billion that will be available to complete the HCR ManorCare acquisition.  HCP intends to issue debt and equity securities in lieu of any borrowings available under the bridge loan.

HCR ManorCare, Inc., based in Toledo, Ohio, is widely recognized as a leading provider of short-term, post-hospital rehabilitation, complex medical services and long-term care. HCR ManorCare is owned privately by management and equity funds managed by The Carlyle Group.  HCR ManorCare has successfully expanded its clinical capabilities in recent years to become a premier provider of post-acute services and to offer patients and payors a more cost-effective alternative to prolonged and costly hospitalizations.  For the first nine months of 2010, HCR ManorCare’s portfolio had a quality mix, which represents the percentage of revenues from Medicare and private pay sources, of 71%.  Paul A. Ormond, the Chairman, President and Chief Executive Officer of HCR ManorCare, will be invited to join HCP’s Board of Directors.

“This transaction reinvests our substantial debt investment in a secure long-term, growing income stream that will be highly accretive to HCP’s funds from operations and funds available for distribution,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “The acquisition is consistent with our ‘5x5’ business model and an important milestone for our Company.  Pro forma for this transaction, HCP will have $19 billion in assets comprised of a well-balanced portfolio of 1,000 properties.”

Paul Ormond added, “We at HCR are delighted to have the opportunity to help secure the future of HCR ManorCare’s operations by partnering with HCP.  Going forward, our company leadership remains the same, we will continue our high level of investment in training and facilities, and our employees will continue to provide the same high-quality care that our patients and residents expect. HCR ManorCare’s priority has always been to focus on providing the highest quality care and caring possible to meet the needs and expectations of those we serve, and we selected HCP as our partner because of our shared vision and its industry leading franchise.”

The transaction, which has been approved by HCP’s Board of Directors and the shareholders of HCR ManorCare, is structured as an acquisition of the stock of the HCR ManorCare subsidiary that owns the assets. Completion of the transaction is subject to satisfaction of conditions regarding regulatory approvals and third party consents, and to other customary closing conditions. In addition, the purchase price will be adjusted at closing based on changes in net liabilities associated with the acquired assets, which adjustment may be effected through adjustments in the amount of stock issued to the shareholders of HCR ManorCare.  HCP expects the acquisition to close late in the first quarter of 2011, although there can be no assurance that the transaction will close or, if it does, when the closing will occur.

CSCA Capital Advisors, LLC acted as lead financial advisor and provided a fairness opinion in connection with the transaction. Citi, UBS and Wells Fargo Securities also acted as financial advisors.  Skadden, Arps, Slate, Meagher & Flom LLP acted as HCP’s legal advisor. In connection with the transaction, J.P. Morgan Securities LLC is HCR ManorCare’s exclusive financial advisor and Latham & Watkins LLP is their legal advisor.

On December 14, 2010, HCP will host a conference call and webcast at 8:15 a.m. Eastern Time to discuss the acquisition.

The dial-in number for the conference call is 866-202-3048 (U.S.) and 617-213-8843 (International). The participant passcode is 81650073. You may also access the conference call via webcast at www.hcpi.com. The link may be found under the “Investor Relations” tab and the “Event Calendar” page. An archive of the event will be available on HCP’s website through December 28, 2010.

An investor presentation discussing the HCR ManorCare transaction will be available on HCP’s website at www.hcpi.com under the “Presentations” portion of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of September 30, 2010, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 670 properties among the following segments: 250 senior housing, 102 life science, 252 medical office, 45 skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans. For more information, visit the Company’s website at www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934. These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the satisfaction of the conditions to the closing of the acquisition; the ability of HCP to obtain financing necessary to consummate the acquisition or on acceptable terms, including the satisfaction of conditions necessary for a draw on the bridge loan; national and local economic conditions; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of HCR ManorCare or the above facilities;  the ability of HCR ManorCare to attract and retain residents and operate the communities in a manner at least consistent with historical operations; the ability of HCR ManorCare to obtain and maintain regulatory approvals necessary for the closing of the acquisition and the long-term operation of the facilities; changes in management; changes in tax laws and regulations; changes in the financial position or business strategies of HCR ManorCare; changes in rules governing financial reporting; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law. These statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact

HCP
Thomas M. Herzog
Executive Vice President – Chief Financial Officer
562-733-5309